EXHIBIT 10(xxix)

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of this 31st day of December, 2010 by and among Ray D. Vaughn (the “Executive”), Crescent Financial Corporation, a North Carolina corporation (the “Corporation”), and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation (the “Bank”) and amends that certain Employment Agreement effective as of September 10, 2008 among the aforesaid parties (the “Agreement”).  The Corporation and the Bank are hereinafter sometimes referred to together or individually as the “Employer.”

Whereas, the Executive and the Employer desire to clarify and conform certain provisions of the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986 (“IRC”).

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.  The following is added at the end of section 7.8 of the Agreement in order to incorporate IRC Section 409A reimbursement rules:

With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Internal Revenue Code of 1986, except as permitted by said Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, provided that (ii) above shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Employer’s reimbursement policies but in no event later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related expense is incurred.

In Witness Whereof, the parties have executed this Amendment to Employment Agreement as of the date first written above.

Witnesses	Crescent Financial Corporation

By:

Its:

Witnesses	Crescent State Bank

By:

Its:

Witnesses	Executive

Ray D. Vaughn

County of Wake	)
) ss:
State of North Carolina)

Before me this ___ day of December, 2010, personally appeared the above named ____________________ and Ray D. Vaughn, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

(Notary Seal)	Notary Public

My Commission Expires:

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